Exhibit 5
          G O D F R E Y   &   K A H N,  S. C.
                   ATTORNEYS AT LAW
                780 NORTH WATER STREET
               MILWAUKEE, WI 53202-3590
                     www.gklaw.com
PHONE:   414-273-3500                         FAX:   414-273-5198


                    August 16, 1999

ProVantage Health Services, Inc.
13555 Bishops Court, Suite 201
Brookfield, WI  53005

Ladies and Gentlemen:

     We have acted as your counsel in connection with the offer by ProVantage Health Services, Inc., a Delaware corporation (the "Company"), of up to 1,750,000 shares of common stock, $.01 par value (the
"Shares"). The Shares are to be issued pursuant to the Company's 1999 Stock Incentive Plan (the "Plan") as described in the Company's Prospectus (the
"Prospectus"), including all amendments and supplements thereto, which relates to the Company's Registration
Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about August 17, 1999
(the "Registration Statement").

     We have examined: (a) the Prospectus and the Registration Statement, (b) the Company's Restated
Certificate of Incorporation and Amended and Restated
By-Laws, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based on the foregoing, we are of the opinion that the Shares are duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable, subject to
Section 180.0622(2)(b) of the Wisconsin Statutes, or any successor provision. Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof. The
Supreme Court of the State of Wisconsin has interpreted the substantially similar predecessor to Section
180.0622(2)(b) of the Wisconsin Statutes to apply to foreign corporations licensed to do business in Wisconsin.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                Very truly yours,

                                /s/  Godfrey & Kahn, S.C.

                                GODFREY & KAHN, S.C.